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[HECLA LOGO]                                                           Exhibit A

                              FOR IMMEDIATE RELEASE

                                  May 17, 1995

            JOINT VENTURE APPROVES REDEVELOPMENT OF GREENS CREEK MINE

         JUNEAU, ALASKA - Kennecott and Hecla Mining Company have approved the redevelopment of the Greens Creek silver/gold/zinc/lead mine on Admiralty Island near Juneau, Alaska. The mine is a joint venture between Kennecott Minerals Company (70.3%) and Hecla Mining Company (29.7%). The mine has been on standby status since 1993, when low metals prices forced the operation to shut down.

         "We have continued mine development activities throughout the standby period," said William Orchow, president, Kennecott Minerals. "Over the past two years, we have defined a high grade ore body which we identified back in 1991. Our recently completed feasibility study shows that mining the new ore body would be profitable at existing metals prices. Underground development is continuing, and we expect to be in operation by January of 1997."

         Exploration drilling at Greens Creek in 1994 brought 2.3 million tons of new ore into the proven and probable category. The ore is richer than the material mined previously at Greens Creek. At a production rate of 1,320 tons per day, expected mine life is approximately 18 years.

         "Returning the Greens Creek mine to operation will lower our cost per ounce of silver and positively impact our production in years to come," said Arthur Brown, chairman and chief executive officer of Hecla Mining Company.

         Total capital investment to develop the new ore body and bring the mine into operation is estimated at $87 million (100% basis) over the next two years.

         The feasibility study projects payable metals production of 62,000 ounces of gold, 11 million ounces of silver, 79 million pounds of zinc and 40 million pounds of lead in the first full year of production.

         Kennecott is one of the largest mining companies in the United States and a major producer of copper, gold, molybdenum, and coal. The company is the third largest copper producer in the United States and, through its affiliates in the Powder River Basin region and Colorado, is the fifth largest coal producer in the nation. Kennecott is a wholly owned subsidiary of the RTZ Corporation.

         Hecla Mining Company, with more than a century of operation, is one of the United States' best-known silver producers. The company's operations are principally in the U.S. and Mexico. Hecla has a growing gold profile and is a major supplier of ball clay, kaolin and other industrial minerals. The common and preferred shares of Hecla are traded on the New York Stock Exchange under the symbols HL and HL-B, respectively.

                                      -HL-

Contact:               Vicki Veltkamp, Hecla Mining Company   208/769-4144
                       Clynt Nauman, Kennecott Greens Creek Mine   907/789-8100
                       Alexis Fernandez, Kennecott Corporation   801/322-8036